EXHIBIT 21.1

Entity Name	Domestic Jurisdiction

Deane Mining, LLC	Delaware
ERC Mining Indiana Corp	Indiana
McCoy Elkhorn Coal LLC d/b/a McCoy Elkhorn Coal	Indiana
Knott County Coal LLC	Indiana
Wyoming County Coal LLC	Indiana
Perry County Resources LLC	Indiana